Exhibit 99.1

FOR RELEASE TUESDAY, OCTOBER 20, 2020

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2020 RESULTS; IMPROVES 2020 OUTLOOK

•	Record Net Subscriber Additions in Third Quarter

MCLEAN, Va. – October 20, 2020 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2020 and updated its full-year 2020 outlook. Net loss was $4.0 million, or $0.03 per diluted share, for the third quarter of 2020, as compared to net loss of $18.0 million, or $0.14 per diluted share, for the third quarter of 2019. This decrease in net loss was primarily the result of lower net interest expenses related to the refinancing of Iridium’s credit facility and high-yield notes from the year ago period. Also contributing to the improvement was growth in service revenue and lower selling, general and administrative expense. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $93.4 million, as compared to $88.5 million for the prior-year period, representing a year-over-year increase of 6% and an OEBITDA margin(1) of 62%. OEBITDA primarily benefitted from increased commercial revenue and a reduction in operating expenses.

Iridium reported third-quarter total revenue of $151.5 million, which consisted of $116.9 million of service revenue and $34.6 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 5% versus the comparable period of 2019, while service revenue grew by 1%. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2020.

The Company ended the quarter with 1,429,000 total billable subscribers, which compares to 1,269,000 for the year-ago period and is up by a record 67,000 from 1,362,000 for the quarter ended June 30, 2020. Subscriber growth during the most recent quarter was driven by rising activations of personal communications devices. Total billable subscribers grew 13% year-over-year, driven by growth in commercial IoT customers.

“Iridium’s business model has proven quite resilient given the importance of our services in the face of a global pandemic,” said Matt Desch, CEO, Iridium. Desch continued, “Iridium delivered a record 67,000 net subscriber additions during the quarter, which drove sequential growth in commercial services. Subscriber equipment sales also increased by 18% year-over-year, driven by increased demand in the third quarter.”

Commenting on the full-year outlook, Desch added, “In light of continued momentum, Iridium is raising its full-year guidance for 2020. We now expect to generate approximately $355 million in operational EBITDA and finish the year with net leverage of approximately 4.0 times operational EBITDA. With nearly a full turn of deleveraging in 2020, we are well on our way to achieving our targeted leverage range and undertaking material returns of capital to shareholders.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•

Commercial service revenue was $91.8 million, up 2% from last year’s comparable period due to an increase in revenue from hosted payload and other data services and broadband services, partially offset by lower voice and data revenue associated with the effects of the global pandemic.

•

Commercial voice and data subscribers were down 2% from the year-ago period to 352,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) was steady at $41 during the third quarter. Commercial IoT data ARPU was $9.48 in the third quarter, compared to $11.36 in last year’s comparable period. The decrease in ARPU resulted from reduced usage in aviation, as well as the effect of the increased proportion of personal communications subscribers within IoT. These subscribers utilize lower ARPU plans.

•

Commercial broadband revenue was $9.1 million, up from $8.1 million in the year-ago period. This rise was primarily attributable to growing Iridium Certus® broadband service. Commercial broadband ARPU was $270 during the third quarter driven by an increasing mix of Iridium Certus subscribers, compared to $260 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,287,000 billable subscribers, which compares to 1,138,000 for the year-ago period and is up from 1,223,000 for the quarter ended June 30, 2020. IoT data subscribers represented 72% of billable commercial subscribers at the end of the quarter, an increase from 67% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $14.5 million in the third quarter compared to $12.0 million in the prior-year period, which was primarily due to increased Aireon data service fees related to a contractual step-up.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•

Government service revenue was $25.1 million in the third quarter and included the impact of a contractual step up in the EMSS Contract on September 15. Quarterly revenue decreased $0.5 million from last year’s comparable quarter, reflecting the 2019 benefit of short-term rate increases on monthly contract extensions in advance of signing a new seven-year EMSS Contract.

•

Iridium’s government business ended the quarter with 142,000 subscribers, which compares to 131,000 for the year-ago period and is up from 139,000 for the quarter ended June 30, 2020. Government voice and data subscribers increased 9% from the year-ago period to 61,000 as of September 30, 2020. Government IoT data subscribers increased 8% year-over-year to 81,000 and represented 57% of total government subscribers.

Equipment

•	Equipment revenue was $25.1 million during the third quarter, compared to $21.4 million in the prior-year quarter.

•

In light of strong demand for subscriber equipment in the third quarter and continued favorable trends related to the U.S. dollar exchange rate, the Company now expects full-year equipment sales will be equal to or greater than 2019 levels.

Engineering & Support

•

Engineering and support revenue was $9.4 million during the third quarter, compared to $7.6 million in the prior-year quarter, primarily due to the episodic nature of contract work with the U.S. government.

Capital expenditures were $10.6 million for the third quarter, which includes $0.9 million of capitalized interest. The Company ended the third quarter with gross debt of $1.64 billion and a cash and cash equivalents balance of $182.7 million, for a net debt balance of $1.46 billion.

2020 Outlook

The Company updated its full-year 2020 outlook for total service revenue, OEBITDA and net leverage. The Company now expects:

•	Total service revenue growth of approximately 3% for full-year 2020. (Previous outlook was for total service revenue growth between 1% and 2%). Total service revenue for 2019 was $447.2 million.

•	Full-year 2020 OEBITDA of approximately $355 million. (Previous outlook was for OEBITDA of approximately $340 million). OEBITDA for 2019 was $331.7 million.

•	Negligible cash taxes in 2020. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of approximately 4.0 times OEBITDA at the end of 2020. (Previous outlook was for net leverage of approximately 4.3 times OEBITDA). Net leverage was 4.8 times OEBITDA at December 31, 2019.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium® NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, were excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2020 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net loss	$(4,005)	$(18,012)	$(48,129)	$(54,142)
Interest expense, net	22,628	30,493	71,578	85,076
Income tax benefit	(5,685)	(4,444)	(22,943)	(21,948)
Depreciation and amortization	75,654	74,575	227,260	222,617
Iridium NEXT expenses, net	—	1,762	150	8,269
Share-based compensation	4,832	4,080	12,627	11,467
Loss on extinguishment of debt	—	—	30,209	207

Operational EBITDA	$93,424	$88,454	$270,752	$251,546

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, October 20, 2020. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue and OEBITDA growth, cash taxes, and leverage for 2020; cash taxes over the longer-term; anticipated equipment sales for 2020, and expected revenues from its EMSS Contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Iridium’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2020, and the Company’s Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on October 20, 2020, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2020	2019
Revenue:
Service revenue
Commercial	$91,777	$90,235
Government	25,137	25,618

Total service revenue	116,914	115,853
Subscriber equipment	25,120	21,375
Engineering and support service	9,438	7,557

Total revenue	151,472	144,785

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,909	23,581
Cost of subscriber equipment sales	15,429	12,862
Research and development	3,116	2,822
Selling, general and administrative	20,631	22,934
Depreciation and amortization	75,654	74,575

Total operating expenses	138,739	136,774

Operating income	12,733	8,011

Other expense, net:
Interest expense, net	(22,628)	(30,493)
Other income (expense), net	205	26

Total other expense, net	(22,423)	(30,467)

Loss before income taxes	(9,690)	(22,456)
Income tax benefit	5,685	4,444

Net loss attributable to common stockholders	$(4,005)	$(18,012)

Operational EBITDA	$93,424	$88,454

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Revenue:
Service revenue
Commercial	$271,102	$261,469
Government	75,137	72,132

Total service revenue	346,239	333,601
Subscriber equipment	67,198	65,803
Engineering and support service	23,495	22,166

Total revenue	436,932	421,570

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	69,021	71,709
Cost of subscriber equipment sales	39,772	38,663
Research and development	7,940	10,718
Selling, general and administrative	62,556	67,744
Depreciation and amortization	227,260	222,617

Total operating expenses	406,549	411,451

Operating income	30,383	10,119

Other expense, net:
Interest expense, net	(71,578)	(85,076)
Loss on extinguishment of debt	(30,209)	(207)
Other income (expense), net	332	(926)

Total other expense, net	(101,455)	(86,209)

Loss before income taxes	(71,072)	(76,090)
Income tax benefit	22,943	21,948

Net loss	(48,129)	(54,142)
Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	4,194

Net loss attributable to common stockholders	$(48,129)	$(58,336)

Operational EBITDA	$270,752	$251,546

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$42,736	$44,717	-4%	$126,748	$129,526	-2%
IoT data(2)	25,410	25,346	0%	71,802	71,740	0%
Broadband	9,120	8,135	12%	26,339	22,332	18%
Hosted payload and other data service (3)	14,511	12,037	21%	46,213	37,871	22%

Total commercial service revenue	91,777	90,235	2%	271,102	261,469	4%
Government service revenue(4)	25,137	25,618	-2%	75,137	72,132	4%

Total service revenue	116,914	115,853	1%	346,239	333,601	4%
Subscriber equipment	25,120	21,375	18%	67,198	65,803	2%
Engineering and support(5)
Commercial	1,127	795	42%	3,264	1,851	76%
Government	8,311	6,762	23%	20,231	20,315	0%

Total engineering and support	9,438	7,557	25%	23,495	22,166	6%

Total revenue	$151,472	$144,785	5%	$436,932	$421,570	4%

Operational EBITDA
Operational EBITDA	$93,424	$88,454	6%	$270,752	$251,546	8%
Other
Capital expenditures (6)	$10,612	$10,175		$29,267	$102,756
Net debt (7)	$1,459,048	$1,552,115
Cash and cash equivalents	$182,702	$171,629
Secured debt (8)	$1,641,750	$1,558,869
Deferred financing costs	(24,863)	(63,844)

Secured debt, net	$1,616,887	$1,495,025

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross Credit Facility, gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash and cash equivalents, and the debt service reserve for the credit facility.

(8)	Secured debt was previously disclosed as the Credit Facility. On November 4, 2019, the Company extinguished the Credit Facility and replaced it with the new Term Loan B.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,
	2020	2019	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	352	360	-2%
IoT data	924	767	20%
Broadband (4)	11.4	10.6	8%

Total commercial voice and data, IoT data and Broadband service	1,287	1,138	13%
Government
Voice and data and IoT data service
Voice and data	61	56	9%
IoT data	81	75	8%

Total government voice and data and IoT data service	142	131	8%

Total billable subscribers	1,429	1,269	13%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data. IoT data and Broadband service
Voice and data	3	2	50%	—	9	-100%
IoT data	61	47	30%	122	120	2%
Broadband	0.3	0.4	-25%	0.6	1.0	-40%

Total commercial voice and data, IoT data and Broadband service	64	50	28%	123	130	-6%
Government
Voice and data and IoT data service
Voice and data	1	1	0%	4	2	100%
IoT data	2	5	-60%	3	16	-81%

Total government voice and data and IoT data service	3	6	-50%	7	18	-61%

Total net billable subscriber additions	67	56	19%	130	148	-12%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
ARPU (2) (3)
Commercial
Voice and data	$41	$41	0%	$40	$40	0%
IoT data	$9.48	$11.36	-17%	$9.25	$11.27	-18%
Broadband	$270	$260	4%	$263	$245	7%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus, both previously reported as voice and data.